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Exhibit 4.4(b)                                                 [CONFORMED COPY]

                               WAIVER TO CREDIT AGREEMENT


     WAIVER (this "Waiver") dated as of November 12, 1999 to the Credit Agreement dated as of August 7, 1997 and amended as of October 3, 1999 (the "Credit Agreement") among CONE MILLS CORPORATION, the BANKS listed therein and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent. WHEREAS, the parties hereto previously entered into an Amendment No. 1 and Waiver to the Credit Agreement dated as of October 3, 1999 pursuant to which, among other things, the Banks granted to the Borrower a limited waiver of any Default which may exist under
Section 5.10 and 5.11 of the Credit Agreement for a period commencing on the date thereof and ending on November 30, 1999, on the terms and subject to the conditions more fully set forth therein (the "First Waiver"); WHEREAS, the Banks have agreed to extend the period of effectiveness of the First Waiver to January 15, 1999 on the terms and subject to the conditions more fully set forth herein; NOW, THEREFORE, the parties hereto agree as follows: Section 1. Defined Terms. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Section 2. Limited Waiver. At the request of the Borrower, the Banks hereby waive any Default which may exist under Section 5.10 or Section
5.11 of the Credit Agreement, such waiver to be effective solely for the period commencing on October 3, 1999 and ending on January 15, 2000. The waiver granted pursuant to this Section 2 shall be limited precisely as written, and shall not extend to any Default under any other provision of the Credit Agreement or to any Default under Section 5.10 or 5.11 of the Credit Agreement which may exist after the expiration of this waiver (including, for avoidance of doubt, any Default which may exist at October 3, 1999 but for this waiver and/or the First Waiver).
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Section 3. Covenant of the Borrower.  The Borrower covenants that it will not make or acquire any Investment in respect of the Mexico II project except infrastructure capital expenditures scheduled in Addendum I hereto. Failure to observe this covenant shall be deemed to be an Event of Default under the Credit Agreement. Section 4. Representations of the Borrower. The Borrower represents and warrants that after giving effect to the waiver granted pursuant to Section 2 above, (i) the representations and warranties of the Borrower set forth in Article 4 of the Agreement will be true on and as of the date hereof and (ii) no Default will have occurred and be continuing on such date. Section
5. Governing Law. This Waiver shall be governed by and construed in accordance with the laws of the State of New York. Section 6. Counterparts. This Waiver may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Section 7. Effectiveness. This Waiver shall become effective on the first date on which the Agent shall have received (i) counterparts hereof signed by each of the Required Banks and the Borrower (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party) and (ii) evidence satisfactory to the Agent that the Borrower shall have received waivers on no less favorable terms of the corresponding covenants in Paragraphs 6A(2) and 6A(3) its Note Agreement dated as of August 13, 1992, as amended, with The Prudential Insurance Company of America and in Section 32 of the Master Lease dated as of October 24, 1994, as amended, between TBC Realty II Corporation, as lessor, and the Borrower, as lessee.
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     IN WITNESS  WHEREOF,  the parties hereto have caused this Waiver to be duly executed as of the date first above written.
                                            CONE MILLS CORPORATION

                                            By: /s/ David E. Bray
                                                  Name: David E. Bray
                                                  Title:   Treasurer

                                            MORGAN GUARANTY TRUST
                                            COMPANY OF NEW YORK,
                                            as Bank and as Agent

                                            By: /s/ Kimberly L. Turner
                                                  Name: Kimberly L. Turner
                                                  Title:   Vice President

                                            FIRST UNION NATIONAL BANK

                                            By: /s/ Roger Pelz
                                                  Name: Roger Pelz
                                                  Title:  Senior Vice President

                                            BANK OF AMERICA, N.A.
                                            (successor to NationsBank, N.A.)

                                            By: /s/ E. Phifer Helms
                                                  Name: E. Phifer Helms
                                                  Title:   Managing Director

                                            WACHOVIA BANK, N.A.

                                            By: /s/ Haywood Edmundson, V
                                                  Name: Haywood Edmundson, V
                                                  Title:   Senior Vice President

                                            SUNTRUST BANK

                                            By: /s/ David W. Penter
                                                  Name: David W. Penter
                                                  Title:  Vice President